EX.23.m.i

                                 WT MUTUAL FUND

                    DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

                  The following Distribution Plan (this "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the "Act") by WT Mutual Fund (the "Fund") for the classes of shares ("12b-1 Shares") of the portfolios listed on Schedule A attached hereto, as it may be amended from time to time( each, a Portfolio"). This Plan was approved by a majority of the Fund's Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan (the "non-interested Trustees"), by votes cast in person at a meeting called for the purpose of voting on this Plan.

                  In reviewing this Plan, the Fund's Board of Trustees considered the proposed schedule and nature of payments under this Plan and the Distribution Agreement entered into between the Fund and the distributor (it and any subsequent principal distributor of 12b-1 Shares of the Portfolios are each referred to as a "Distributor"). The Board of Trustees concluded that the proposed compensation of the Distributor under this Plan for promotion and distribution of 12b-1 Shares of each of the Portfolios is fair and not excessive. Accordingly, the Board of Trustees determined that this Plan should provide for such compensation and that adoption of this Plan would be prudent and in the best interests of each Portfolio and shareholders of each Portfolio's 12b-1 Shares. Such approval included a determination that in the exercise of reasonable business judgment of the Board of Trustees and in light of the fiduciary duties of the Board, there is a reasonable likelihood that this Plan will benefit the Fund, each of the Portfolios and shareholders of each Portfolio's 12b-1 Shares.

                  The provisions of this Plan are:

                  1. The Fund shall pay, on behalf of each Portfolio, to the Distributor a fee in the amount set forth on Schedule A per annum of the average daily net assets of the Fund attributable to a Portfolio's 12b-1 Shares (or such lesser amount as may be established from time to time by a majority of the Board of Trustees, including a majority of the non-interested Trustees) for advertising, marketing and distributing the Portfolio's 12b-1 Shares. Such fee shall be payable from the assets attributable to the Portfolio's 12b-1 Shares and shall be paid in monthly installments promptly after the last day of each calendar month.

                  2. In exchange for the fee payable under paragraph 1 of this Plan, the Distributor agrees to incur distribution expenses with respect to each Portfolio's 12b-1 Shares. For purposes of this Plan, "distribution expenses" shall mean expenses incurred for distribution activities encompassed by Rule 12b-1 under the Act, which may include public relations services, telephone services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature, data processing necessary to support a distribution effort, printing and mailing prospectuses and reports used for sales purposes, as well as any sales commissions or service fees paid to broker-dealers or other financial institutions who have executed sales or service agreements with the Fund or the Distributor, which forms of agreements have been approved by a majority of the Board of Trustees, including a majority of the non-interested Trustees, and who sell or provide support services in connection with the distribution of the Portfolio's 12b-1 Shares.

                  3. Nothing in this Plan shall operate or be construed to limit the extent to which each Portfolio's investment manager (the "Manager") or any other person, other than the Fund, may incur costs and bear expenses associated with the distribution of the Portfolio's 12b-1 Shares.

                  4. From time to time, the Manager may make payments to third parties out of its management fee, not to exceed the amount of that fee, including payments of fees for shareholder servicing and transfer agency functions. If such payments are deemed to be indirect financing of an activity primarily intended to result in the sale of the Portfolio's 12b-1 Shares within the context of Rule 12b-1 under the Act, such payments shall be deemed to be authorized by this Plan.

                  5. The persons authorized to make payments on behalf of the Fund pursuant to this Plan and the Distributor shall collect and monitor the documentation of payments made to the Distributor pursuant to paragraph 1 of this Plan and the distribution expenses incurred by the Distributor pursuant to paragraph 2 of this Plan. On a quarterly basis, such persons shall furnish to the Fund's Board of Trustees for their review a written report of such payments and expenses for the previous fiscal quarter, and they shall furnish the Board of Trustees with such other information as the Board may reasonably request in connection with the payments made under this Plan in order to enable the Board to make an informed determination of whether this Plan should be continued.

                  6. This Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a majority of the Fund's Board of Trustees, including a majority of the non-interested Trustees, by votes cast in person at a meeting called for the purpose of voting on this Plan.

                  7. This Plan and each agreement entered into pursuant to this Plan may be terminated at any time, without penalty, by vote of a majority of the outstanding shares of the Portfolio's 12b-1 Shares, or by vote of a majority of the Fund's non-interested Trustees, on not more than sixty (60) days' written notice.

                  8. This Plan and each agreement entered into pursuant to this Plan may not be amended to increase materially the amount to be spent by the Fund pursuant to paragraph 1 of this Plan without approval by a majority of the outstanding shares of the Portfolio's 12b-1 Shares.

                  9. All material amendments to this Plan or to any agreement entered into pursuant to this Plan shall be approved by a majority of the Fund's Board of Trustees, including a majority of the non-interested Trustees, by votes cast in person at a meeting called for the purpose of voting on any such amendment.

                  10. So long as this Plan is in effect, the selection and nomination of the Fund's non-interested Trustees shall be committed to the discretion of such non-interested Trustees.

                                      -2-

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                                 WT MUTUAL FUND

                     SCHEDULE A TO THE DISTRIBUTION PLAN FOR
                         12b-1 SHARES OF WT MUTUAL FUND
                              DATED AUGUST 14, 2003

                                WILMINGTON FUNDS

            PORTFOLIO/SHARE CLASS                                                      MAXIMUM RULE 12b-1 FEE
            ---------------------                                                      ----------------------
Wilmington Prime Money Market Portfolio-Investor                                              0.20%(1)
Wilmington U.S. Government Portfolio-Investor                                                 0.20%(1)
Wilmington Tax Exempt Portfolio-Investor                                                      0.20%(1)
Wilmington Short/Intermediate Bond Portfolio-Investor                                         0.25%
Wilmington Broad Market Bond Portfolio-Investor                                               0.25%
Wilmington Short-Term Income Portfolio-Investor                                               0.75%(2)
Wilmington Municipal Bond Portfolio-Investor                                                  0.25%
Wilmington Large Cap Growth Portfolio-Investor                                                0.25%
Wilmington Mid Cap Growth Portfolio-Investor                                                  0.25%
Wilmington Small Cap Growth Portfolio-Investor                                                0.25%
Wilmington Large Cap Core Portfolio-Investor                                                  0.25%
Wilmington Small Cap Core Portfolio-Investor                                                  0.25%
Wilmington International Multi-Manager Portfolio-Investor                                     0.25%
Wilmington Large Cap Value Portfolio-Investor                                                 0.25%
Wilmington Mid Cap Value Portfolio-Investor                                                   0.25%
Wilmington Small Cap Value Portfolio-Investor                                                 0.25%
Wilmington Real Estate Portfolio-Investor                                                     0.25%
Wilmington Balanced Portfolio-Investor                                                        0.25%
Wilmington Large Cap Strategic Allocation Fund-Investor                                       0.75%
Wilmington Mid Cap Strategic Allocation Fund-Investor                                         0.75%
Wilmington Small Cap Strategic Allocation Fund-Investor                                       0.75%

                                 BALENTINE FUNDS

         PORTFOLIO/SHARES CLASS                                                       MAXIMUM RULE 12b-1 FEE
Balentine Premier Money Market Portfolio-Service                                              0.60%
Balentine Real Estate Portfolio-Investor                                                      0.25%

                                    CRM FUNDS

    PORTFOLIO/SHARES CLASS                                                             MAXIMUM RULE 12b-1 FEE
CRM Large Cap Value Fund -Retail                                                              0.25%
CRM Mid Cap Value Fund -Retail                                                                0.25%
CRM Small Cap Value Fund -Retail                                                              0.25%

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         (1) While the Rule 12b-1 distribution plan provides for reimbursement of up to 0.20% of the Portfolio's average daily net assets, the Board of Trustees has authorized annual payments of up to 0.10% of the average daily net assets of the Portfolio's Investor Shares.

         (2) While Rule 12b-1 distribution plan provides for reimbursement of up to 0.75% of the Portfolio's average daily net assets, the Board of Trustees has authorized annual payments of up to 0.25% of the average daily net assets of the Portfolio's Investor Shares.